Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

INVESTVIEW, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee
Equity	Investview, Inc. 2022 Incentive Plan Common stock, $0.001 par value	Rule 457(h)	600,000,000	$0.03	$18,000,000	$0.0000927	$1,668.60
Total Offering Amounts			600,000,000		$18,000,000		$1,668.60
Total Fee Offsets(4)							—
Net Fee Due							$1,668.60

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(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.033 (high) and $0.03 (low) sale price of the Registrant’s Common Stock as reported on the OTCQB on 06/17/2022, which date is within five business days prior to filing this Registration Statement.
(3)	Per million dollars.
(4)	Registrant does not have any fee offsets.